CORPORATION Ellen M. Fitzsimmons Executive Vice President Law and Public Affairs	500 Water Sreet Jacksonville, FL32202 Tel. 904-359-7611 Fax. 904-359-3597
December 18, 2014

CSX Corporation
500 Water Sreet, 15th Floor
Jacksonville, FL32202

Ladies and Gentlemen:

I am the Executive Vice President-Law and Public affairs, General Counsel and Corporate Secretary to CSX Corporation, a Virginia corporation (the “Company”), and as such I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of $5 million of the deferred compensation obligations (“Obligations”), which represent unsecured obligations of the Company to pay deferred compensation to eligible participants in the future in accordance with the terms of the CSX Corporation Directors’ Deferred Compensation Plan (the “Plan”).

I have examined the Registration Statement, the Plan, the Company’s Amended and Restated Articles of Incorporation, the Company’s Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation and the Company’s Bylaws. I have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity of original documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, if and when the Obligations are issued in accordance with the terms and conditions of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (whether considered in a proceeding in equity or at law).

I do not express any opinion herein concerning any law other than the law of the State of Virginia, the federal law of the United States and the Virginia Stock Corporation Act (including the statutory provisions, all applicable provisions of the Virginia Constitution and related judicial decisions interpreting the foregoing).

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me under the caption “Interests of Named Experts and Counsel” contained in Registration Statement without implying or admitting the I am an “expert” within the meaning of the Securities Act, or other rules or regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours

/s/ Ellen M. Fitzsimmons
ELLEN M. FITZSIMMONS, ESQ.